UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 21, 2025	0-7928
Date of Report (Date of earliest event reported)	Commission File Number

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

305 N 54th Street Chandler, Arizona 85226
(Address of Principal Executive Offices) (Zip Code)

(480) 333-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.10 per share	CMTL	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The Amended Credit Agreement

On July 21, 2025, Comtech Telecommunications Corp. (the “Company”) entered into the Amendment No. 3 to Credit Agreement (“Senior Amendment No. 3”) with the lenders party thereto, TCW Asset Management Company LLC, as administrative agent (the “Administrative Agent”), and Wingspire Capital LLC, as revolving agent (in such capacity, the “Revolving Agent” and, together with the Administrative Agent, the “Agents”) which amends that certain Credit Agreement, dated as of June 17, 2024, among the Company, the lenders party thereto and the Agents (as amended by that certain Waiver and Amendment No. 1 to Credit Agreement, dated as of October 17, 2024, and that certain Waiver and Amendment No. 2 to Credit Agreement, dated as of March 3, 2025 (“Senior Amendment No. 2”), the “Existing Credit Agreement” and, as amended by Senior Amendment No. 3, the “Amended Credit Agreement”).

Senior Amendment No. 3 amends the Existing Credit Agreement to, among other things, (i) suspend, until the four-quarter period ending January 31, 2027, testing of the fixed charge coverage ratio, the net leverage ratio and the minimum EBITDA covenants in the Amended Credit Agreement, (ii) alter the interest rate margins applicable to Term Loans (as described in further detail below), (iii) delay the scheduled repayment of a portion of the principal of the Term Loans (as described in further detail below), (iv) delay the scheduled repayment of fees due pursuant to Senior Amendment No. 2, (v) reduce the minimum EBITDA requirement (as described in further detail below), (vi) reduce the minimum quarterly average liquidity requirement from $17.5 million to $15.0 million, (vii) permit the Company to engage in the sale or disposition of certain properties and assets approved by the Administrative Agent (the “Specified Permitted Individual Disposition”), on the terms, and subject to documentation, reasonably acceptable to the Administrative Agent so long as 65% of the net cash proceeds from the Specified Permitted Individual Disposition are applied against the outstanding principal amount of the obligations under the Amended Credit Agreement and 35% of such net cash proceeds are applied against the outstanding principal amount of the subordinated term loans under the Amended Subordinated Credit Agreement (as defined below), and (viii) require the Company to adopt management incentive and retention arrangements for its key personnel in connection with the contemplation of the Company’s strategic alternatives.

The Amended Credit Agreement provides that the interest rate margins on the Term Loans are 9.50% and 10.50% for Base Rate Loans and SOFR Loans, respectively, until the first business day of the month following January 31, 2027, when the Company has delivered financial statements demonstrating compliance with the financial covenants under the Amended Credit Agreement. If demonstrated, the interest rate margins revert to (i) for Base Rate Loans, a margin ranging from 7.50% to 9.00% and (ii) for SOFR Loans, a margin ranging from 8.50% to 10.00%, in each case, based on whether the Company’s net leverage ratio during the applicable determination period ranges from less than 1.75x to greater than or equal to 3.25x, respectively.

The Amended Credit Agreement also defers $3,037,500 of the term loan payment otherwise due on July 31, 2025 until (x) the maturity of the Amended Credit Agreement, or (y) January 31, 2026, in the case that the Company has not filed by December 31, 2025, either (i) a Form 10-K annual report accompanied by an opinion of the Company's independent registered public accounting firm free from any “going concern” or like qualification or exception with respect to the Company's consolidated financial statements for the relevant fiscal year ended, or (ii) a Form 10-Q quarterly report that includes footnote disclosure (with which the Company's independent registered public accounting firm does not disagree) in the financial statements accompanied thereby that affirmatively includes management's assessment that there is no longer a substantial doubt about the Company's ability to continue as a going concern.

Under the Amended Credit Agreement, the required minimum EBITDA was amended and restated such that (i) for the four-quarter period ending January 31, 2027, the Company shall maintain a minimum EBITDA of $32,500,000, (ii) for the four-quarter period ending April 30, 2027, the Company shall maintain a minimum EBITDA of $35,000,000, (iii) for the four-quarter period ending July 31, 2027, the Company shall maintain a minimum EBITDA of $37,500,000, and (iv) for the four-quarter period ending October 31, 2027 and the four-quarter period ending on the last day of each fiscal quarter thereafter, the Company shall maintain a minimum EBITDA of $40,000,000.

As discussed in further detail below, the Company will use the net proceeds of the Incremental Priority Subordinated Credit Facility (defined below) to pay certain transaction costs, fees and expenses related to the Amendments and to prepay, without premium, a portion of the outstanding Term Loans and Revolving Loans under the Amended Credit Agreement.

Amended Subordinated Credit Agreement

On July 21, 2025, the Company entered into the Amendment No. 2 to Subordinated Credit Agreement (“Amendment No. 2” and, together with Senior Amendment No. 3, the “Amendments”) with the guarantors party thereto, the lenders party thereto and U.S. Bank Trust Company, National Association, as agent (the “Subordinated Agent”), which amends that certain Subordinated Credit Agreement, dated as of October 17, 2024, among the Company, the guarantors party thereto, the lenders party thereto and the Subordinated Agent (as amended by that certain Waiver and Amendment No. 1, dated as of March 3, 2025, the “Existing Subordinated Credit Agreement” and, as amended by Amendment No. 2, the “Amended Subordinated Credit Agreement”; the Amended Subordinated Credit Agreement, together with the Amended Credit Agreement, the “Credit Agreements”).

Amendment No. 2 amends the Existing Subordinated Credit Agreement to, among other things, (i) provide for the incurrence of a $35.0 million incremental facility (as described in further detail below), (ii) suspend, until the four-quarter period ending January 31, 2027, testing of the fixed charge coverage ratio, the net leverage ratio and the minimum EBITDA covenants in the Amended Subordinated Credit Agreement, (iii) modify the interest rate applicable to the subordinated term loans (as described in further detail below), (iv) reduce the minimum EBITDA requirement (as described in further detail below), (v) reduce the minimum quarterly average liquidity requirement from $17.5 million to $15.0 million, (vi) permit the Company to engage in the Specified Permitted Individual Disposition, on the terms, and subject to documentation, reasonably acceptable to the Subordinated Agent (subject to the same requirement with respect to the application of any net cash proceeds from such Specified Permitted Individual Disposition as discussed above under the Amended Credit Agreement), and (vii) require the Company to adopt management incentive and retention arrangements for its key personnel in connection with the contemplation of the Company’s strategic alternatives (also as discussed under the Amended Credit Agreement).

Amendment No. 2 provides for an incremental priority subordinated unsecured term loan facility in the aggregate principal amount of $35.0 million (the “Incremental Priority Subordinated Credit Facility”). The Company will use the net proceeds of the Incremental Priority Subordinated Credit Facility to pay certain transaction costs, fees and expenses incurred in connection with the Amendments and to prepay, without premium, approximately (i) $28.5 million of the outstanding Term Loans under the Amended Credit Agreement, and (ii) $5.8 million of the outstanding Revolving Loans under the Amended Credit Agreement. As part of this prepayment, the Company will also permanently reduce its Amended Credit Agreement Revolving Commitments by approximately $2.1 million. The interest on the Incremental Priority Subordinated Credit Facility shall be paid in kind monthly in arrears, by capitalizing and adding the unpaid and accrued amount of such interest to the aggregate outstanding principal amount of the Incremental Priority Subordinated Credit Facility on the last business day of each month. The Incremental Priority Subordinated Credit Facility will rank senior in right of payment to the existing subordinated term loans under the Amended Subordinated Credit Agreement. Unlike the existing subordinated term loans, the Incremental Priority Subordinated Credit Facility is not subject to any make-whole premium.

Under the Amended Subordinated Credit Agreement, the interest rate applicable to the Incremental Priority Subordinated Credit Facility shall be the greater of (x) the highest per annum interest rate then-applicable to the Term Loans under the Amended Credit Agreement, and (y) Term SOFR (as defined in the Amended Credit Agreement) plus 10.5%. The Company shall deliver to the Subordinated Agent a certificate, signed by the chief financial officer or treasurer of the Company, on a quarterly basis certifying the applicable interest rate then in effect and the interest rate(s) that were in effect (and the duration of effect of each such interest rate) for Term Loans under the Amended Credit Agreement during the most recently completed fiscal quarter.

Under the Amended Subordinated Credit Agreement, the required minimum EBITDA was amended and restated such that (i) for the four-quarter period ending January 31, 2027, the Company shall maintain a minimum EBITDA of $26,000,000, (ii) for the four-quarter period ending April 30, 2027, the Company shall maintain a minimum EBITDA of $28,000,000, (iii) for the four-quarter period ending July 31, 2027, the Company shall maintain a minimum EBITDA of $30,000,000, and (iv) for the four-quarter period ending October 31, 2027 and the four-quarter period ending on the last day of each fiscal quarter thereafter, the Company shall maintain a minimum EBITDA of $32,000,000.

Except as otherwise discussed above, the Incremental Priority Subordinated Credit Facility generally has the same terms and is subject to the same conditions applicable to the existing subordinated term loans under the Amended Subordinated Credit Agreement. The other material terms of the Amended Subordinated Credit Agreement remain unchanged.

Terms used, but not defined, in this Form 8-K have the meanings set forth in the Amended Credit Agreement or the Amended Subordinated Credit Agreement, as applicable. The foregoing descriptions of the Credit Agreements are not complete and are qualified in their entirety by the actual terms of the Credit Agreements, copies of which are attached to this report as Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by Item 2.03 of Form 8-K is incorporated herein by reference to the disclosure set forth in Item 1.01 of this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

A copy of the press release issued by the Company on July 21, 2025 announcing the Incremental Priority Subordinated Credit Facility is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 3 to Credit Agreement, dated as of July 21, 2025, by and among Comtech Telecommunications Corp., as borrower, the lenders named therein, TCW Asset Management Company LLC, as administrative agent, and Wingspire Capital LLC, as revolving agent.
10.2	Amendment No 2. to Subordinated Credit Agreement, dated as of July 21, 2025, by and among Comtech Telecommunications Corp., as borrower, the guarantors named therein, the lenders named therein, and U.S. Bank Trust Company, National Association, as agent.
99.1	Press Release, dated July 21, 2025.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 22, 2025

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Michael A. Bondi
	Name:	Michael A. Bondi
	Title:	Chief Financial Officer